UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): February 2, 2015

HISTOGENICS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36751	04-3522315
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

830 Winter Street, 3rd Floor

Waltham, Massachusetts 02451

(781) 547-7900

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Termination of Named Executive Officer

On January 30, 2015, Histogenics Corporation (the “Company”) terminated the employment of Nancy Lynch, M.D., Chief Medical Officer of the Company, effective immediately. In connection with Dr. Lynch’s termination, the Company anticipates that it will enter into a separation agreement with Dr. Lynch. The terms of such separation agreement, once finalized, will be described in a subsequent Current Report on Form 8-K.

(d) Appointment of Director

On February 2, 2015, the Company announced that, based upon the recommendation of the Nominating and Corporate Governance Committee of the Company’s Board of Directors (the “Board”), the Board has elected David Gill, age 60, to serve as a Class III director, with his initial term expiring at the Company’s 2017 annual meeting of stockholders or until his successor is duly elected and qualified. There is no arrangement or understanding between Mr. Gill and any other persons pursuant to which Mr. Gill was elected as a director. Further, Mr. Gill does not have any family relationships or related party transactions that are required to be disclosed. Mr. Gill’s election fills a current vacancy on the Company’s seven member Board.

The Board also appointed Mr. Gill to serve as a member of the Company’s Audit Committee and to become the Chair of the Audit Committee. Kevin Rakin, the prior Chair of the Audit Committee, resigned as the Chair of the Audit Committee effective upon Mr. Gill’s election to the Board, but will continue to serve as a member of the Audit Committee. Michael Lewis, a prior member of the Audit Committee, resigned as a member of the Audit Committee effective upon Mr. Gill’s election to the Board.

Mr. Gill currently serves as the Chief Financial Officer of EndoChoice, Inc., a medical device company focused on gastrointestinal disease, where he has served since August 2014. Mr. Gill currently serves on the board and as audit committee chairman of Cempra, Inc. Previously he served as the Chief Financial Officer of INC Research, a clinical research organization, from February 2011 to August 2013 after having served as a board member and its audit committee chairman from 2007 to 2010. Mr. Gill was the Chief Financial Officer of TransEnterix, Inc., a medical device company, from March 2009 to February 2011 and the Chief Financial Officer and Treasurer of NxStage Medical, Inc, a publicly-traded dialysis equipment company, from July 2005 to November 2006. Mr. Gill also served as a director and audit committee chairman on two public life science company boards, LeMaitre Vascular, Inc. and IsoTis OrthoBiologics, Inc. and several private life science companies from 2006 to 2009. Earlier in his career Mr. Gill served in a variety of senior executive leadership roles for several publically-traded companies including CTI Molecular Imaging, Inc., Interland Inc., Novoste Corporation, and Dornier Medical Systems. Mr. Gill holds a B.S. degree, cum laude, in Accounting from Wake Forest University and an M.B.A. degree, with honors, from Emory University, and was formerly a certified public accountant.

Pursuant to the Company’s outside director compensation program, Mr. Gill will receive a $40,000 annual fee as a member of the Board and an additional $10,000 as the Chairman of the Audit Committee. Mr. Gill will also be granted an option to purchase 13,200 shares of the Company’s common stock at an exercise price equal to the closing price per share of the common stock on the date the Board approves the grant. Such option will become exercisable with respect to 25% of the shares after 12 months of continuous services and with respect to an additional 6.25% of the shares after each additional 3-month period of continuous service thereafter, except that in the event of a change of control or death of the optionee the option will accelerate and become immediately exercisable. In addition, he will be eligible to receive, upon the conclusion of each annual meeting of stockholders, an option to purchase 6,600 shares of the Company’s common stock. Such annual option will be fully exercisable on the date of grant. The Company also has a policy of reimbursing directors for their reasonable out-of-pocket expenses incurred in attending Board and committee meetings. The Company’s non-employee director compensation policy is filed as Exhibit 10.9 to the Company’s Registration Statement on Form S-1 (File No. 333-199202), as originally filed on October 7, 2014.

Mr. Gill and the Company also entered into an indemnity agreement requiring the Company to indemnify him to the fullest extent permitted under Delaware law with respect to his service as a director. The indemnity agreement is in the form entered into with the Company’s other directors and executive officers. This form is filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-199202), as originally filed on October 7, 2014 and is incorporated herein by reference.

The Board has determined that Mr. Gill is an independent director in accordance with applicable rules of the Securities and Exchange Commission and The Nasdaq Global Market.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release of Histogenics Corporation dated February 2, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HISTOGENICS CORPORATION

Date: February 2, 2015	By:	/s/ Adam Gridley
Adam Gridley
President and Chief Executive Officer